Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated January 28, 2016, in this Registration Statement (Form S-6 No. 333-208156) of Smart Trust 222, comprising Smart Trust, Portfolio of Closed-End Fund Opportunities Trust, Series 9.

/s/ Grant Thornton LLP

Chicago, Illinois

January 28, 2016